FREE WRITING PROSPECTUS
                                                      FILED PURSUANT TO RULE 433
                                       REGISTRATION STATEMENT NOS. 333-228592-01
                                                                  AND 333-228592



HONDA AUTO RECEIVABLES 2019-1 OWNER TRUST $1.3+bn ($1.2+bn Offered) Jt-Leads: BofAML(struc), Barclays, Mizuho
Co-Mgrs : BNY, JPM, Lloyds, USB

Size Offered
CLS ($mm) ($mm) WAL S/F EXP LGL Bench Yield Price Cpn
================================================================================
A-1 342.000 282.040 0.31 A-1+/F1+ 10/19 3/18/20 intLr - 8 2.58393 100.000
A-2 465.000 441.750 1.08 AAA/AAA 9/20 9/20/21 EDSF +12 2.772 99.99356 2.75
A-3 452.000 429.400 2.28 AAA/AAA 4/22 3/20/23 ISWP +24 2.848 99.99732 2.83
A-4 106.006 100.705 3.14 AAA/AAA 4/22 6/18/24 ISWP +36 2.926 99.97511 2.90
================================================================================

BILL & DELIVER : BofAML BBG TICKER : HAROT 19-1
EXPECTED RATINGS: S&P/Fitch REGISTRATION : SEC REGISTERED
EXPECTED SETTLE : 02/27/19 FIRST PAY DATE: 03/18/19
ERISA ELIGIBLE : YES PXG SPEED : 1.3% ABS to 10% CALL
DENOMS : $1k/$1k
CUSIPS: A-1 : 43814WAA3
A-2 : 43814WAB1
A-3 : 43814WAC9
A-4 : 43814WAD7


The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-294-1322 or you may e-mail a request to dg.prospectus_request@baml.com. The securities may not be suitable for all investors. Merrill Lynch, Pierce, Fenner & Smith, Incorporated and its affiliates may acquire, hold or sell positions in these securities, or in related derivatives, and may have an investment or commercial banking relationship with the issuer.